Exhibit 10.1

FINAL

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”), made as of October 9, 2014 (the “Effective Date”), by and between FALLON CORNERSTONE ONE MPD LLC, a Delaware limited liability company (“Landlord”), acting herein by CORNERSTONE REAL ESTATE ADVISERS LLC, a Delaware limited liability company, as authorized agent for Landlord’s Member, MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, and ENERNOC, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a certain Office Lease dated as of July 5, 2012 (the “Existing Lease”), for Suites 400, 500 and 600, comprising 81,986 rentable square feet in the aggregate (the “Existing Premises”), on the fourth (4th), fifth (5th) and sixth (6th) floor of the office building located at One Marina Park Drive, Boston, Massachusetts 02210 (the “Building”); and

WHEREAS, Landlord and Tenant, pursuant to the terms and conditions of this Amendment, desire to amend the Existing Lease to, among other things, expand the Existing Premises by the addition of approximately 27,746 rentable square feet of space on the seventh (7th) floor of the Building, as shown (for general informational purposes only) on the floor plan attached hereto as Exhibit 1 (the “Expansion Premises”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.

2. Definitions. All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Existing Lease. In the case of any inconsistencies between the provisions of the Existing Lease and this Amendment, the provisions of this Amendment shall control, and all other provisions of the Existing Lease shall remain in full force and effect. The Existing Lease, as modified by this Amendment, shall be referred to herein as the “Lease,” as such term is used herein and in the Existing Lease.

3. Modifications to Existing Lease.

(a) Premises. Article 1.D. of the Existing Lease is hereby amended to reflect that, subject to the terms and conditions of the Lease, as of January 1, 2015 (the “Expansion Premises Commencement Date”), Landlord demises to Tenant, and Tenant leases from Landlord, from and after the Expansion Premises Commencement Date, the Expansion Premises. Accordingly, as of the Expansion Premises Commencement Date, (i) the term “Premises” shall collectively refer to both the Existing Premises and the Expansion Premises, measuring approximately 109,732 rentable square in the aggregate, and comprising the entire fourth (4th), fifth (5th), sixth (6th) and seventh (7th) floors of the Building, and (ii) Exhibit A of the Existing Lease shall be deemed to include, as a supplement, Exhibit 1 attached hereto.

(b) Term. Article 1.H. of the Existing Lease is hereby amended to reflect that the Lease Term with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date and run co-terminously with the Lease Term for the Existing Premises (i.e., so as to expire on July 31, 2020, unless the Lease Term is earlier terminated or further extended as provided in the Lease). Notwithstanding anything contained herein or in the Existing Lease to the contrary, the Extension Option set forth in Exhibit F to the Existing Lease shall apply to both the Existing Premises and the Expansion Premises.

(c) Monthly Base Rent. Article 1.L. of the Existing Lease is hereby amended to reflect that (i) Tenant’s obligation to pay Monthly Base Rent with respect to the Expansion Premises shall commence on June 1, 2015 (the “Expansion Premises Rent Commencement Date”) and (ii) such Monthly Base Rent shall be payable in accordance with the following schedule:

Time Period	Monthly Base Rent for Expansion Premises	Base Annual Rental Rate Per RSF of the Expansion Premises
June 1, 2015 through May 31, 2016	$131,793.50	$57.00
June 1, 2016 through May 31, 2017	$134,105.67	$58.00
June 1, 2017 through May 31, 2018	$136,417.83	$59.00
June 1, 2018 through May 31, 2019	$138,730.00	$60.00
June 1, 2019 through July 31, 2020	$141,042.17	$61.00

Prior to the Expansion Premises Rent Commencement Date, Tenant shall continue to pay Monthly Base Rent with respect to the Existing Premises in accordance with the terms and conditions of the Existing Lease. On and after the Expansion Premises Rent Commencement Date, Monthly Base Rent with respect to the entire Premises then demised under the Lease shall be payable in accordance with the following schedule:

Time Period	Monthly Base Rent for Entire Premises
June 1, 2015 through May 31, 2016	$439,241.00
June 1, 2016 through May 31, 2017	$441,553.17
June 1, 2017 through July 31, 2017	$443,865.33
August 1, 2017 through May 31, 2018	$471,194.00
June 1, 2018 through May 31, 2019	$473,506.17
June 1, 2019 through July 31, 2020	$475,818.34

(d) Pro Rata Share. Article 1.M. of the Existing Lease is hereby amended to reflect that, as of the Expansion Premises Rent Commencement Date, (i) Tenant’s Pro Rata Share with respect to the Expansion Premises shall be 5.64% and (ii) Tenant’s Pro Rata Share with respect to the entire Premises then demised under the Lease shall be 23.05%.

(e) Base Year. Article 1.R. of the Existing Lease is hereby amended to reflect that the Base Year with respect to the Expansion Premises shall be calendar year 2015 with respect to Operating Expenses and fiscal year 2016 with respect to Taxes. The Base Year(s) with respect to the Existing Premises shall remain as set forth in the Existing Lease.

(f) Parking Rights. Article 1.Q. of the Existing Lease is hereby amended to reflect that Tenant’s parking space allocation shall be increased to reflect the expanded Premises, based on the same parking ratio as set forth in the Existing Lease (i.e., one (1) space per 3,000 rentable square feet of the expanded Premises). All other terms and conditions of said Article 1.Q. shall remain in full force and effect.

(g) Tenant’s Permitted Signage. The Existing Lease is hereby amended to delete the second (2nd) and third (3rd) full paragraphs of Article 12.D. thereof in their respective entireties and substitute the following new paragraph in place thereof:

“Tenant shall have the right to install (i) one (1) sign on the exterior of the Building along Northern Avenue (the “Exterior Sign”), and (ii) either (A) one (1) interior sign in the lobby of the Building or (B) one (1) EnerNOC-branded interactive screen showcasing energy consumption and other energy-related measures, consistent with the terms and conditions of this Article 12.D. (in either case, the “Lobby Sign,” and, together with the Exterior Sign, collectively referred to herein as “Tenant’s Permitted Signage”), subject to any and all existing rights of other tenants and occupants of the Building. Notwithstanding anything contained herein to the contrary, Tenant’s Permitted Signage shall be subject to Landlord’s review and approval of (x) the plans and specifications therefor (to be prepared by Tenant at its sole cost and expense) and (y) the size, scope and location thereof, which approval shall not be unreasonably withheld, conditioned or delayed. It is acknowledged and agreed by the parties that Landlord has reviewed and hereby approves the plans and specifications as well as the size, scope and location of the Exterior Sign set forth on Exhibit N hereto. Tenant shall install, maintain, repair, replace (as necessary) and remove the Tenant’s Permitted Signage in strict accordance with applicable law, and Tenant shall provide Landlord with copies of any and all necessary municipal or other governmental approvals therefor. Tenant shall install, maintain, repair, replace (as necessary) and remove Tenant’s Permitted Signage at Tenant’s sole cost and expense, the parties acknowledging and agreeing that Landlord shall have no monetary or performance obligations with respect to Tenant’s Permitted Signage, other than the obligation to reasonably cooperate with Tenant (at no cost to Landlord) in connection with Tenant’s efforts to obtain any and all necessary municipal or other governmental approvals for Tenant’s Permitted Signage. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Permitted Signage and repair any damage caused by such removal, at Tenant’s sole cost and expense. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to reasonably approve any signage contractor employed by Tenant in connection with Tenant’s Permitted Signage.”

(h) Right of First Offer. The Existing Lease is amended to delete Article 32 thereof in its entirety and substitute the following new Article 32 in place thereof:

ARTICLE 32.

RIGHT OF FIRST OFFER

A. Provided that this Lease is in full force and effect and that no default (as defined in Article 19) shall exist under this Lease (both at the time of the exercise of the right(s) described in this Article 32 and on the date of entry into the agreement incorporating the Offered Space [as hereinafter defined]), during the Lease Term, Tenant shall have the right (the “Right of First Offer”) to lease all or any portions of the second (2nd) and third (3rd) floors of the Building, excluding up to an aggregate of 5,000 rentable square feet of such third (3rd) floor which may be leased or licensed by Landlord for an exercise facility and/or property management office (collectively, the “ROFO Space”), on each occasion during the Lease Term that such ROFO Space “becomes available.” For purposes of this Article 32, ROFO Space shall be deemed to “become available” when the lease or other occupancy agreement for the current occupant of such ROFO Space expires or is otherwise terminated.

B. Notwithstanding anything set forth in this Article 32 to the contrary, ROFO Space shall not be deemed to “become available” if such ROFO Space is (i) re-leased by the current tenant of the ROFO Space by renewal, extension, or renegotiation (whether or not an express renewal option is afforded to such tenant under the terms of its lease), (ii) assigned or subleased by an existing tenant of the ROFO Space, (iii) occupied by an existing tenant of the ROFO Space on a hold-over basis, (iv) subject to the expansion right of F & R under the F & R Lease (as defined below), or leased by F & R by exercise of F & R’s expansion right under the F & R Lease (Landlord hereby acknowledging that such expansion right is exercisable during the fifteenth (15th) year of the F & R Lease term), or (v) subject to rights of first offer of other tenants of the Building existing as of the date hereof, a description of which rights is set forth below:

(x)	Pursuant to that certain Office Lease dated as of September 10, 2009 (the “F & R Lease”) by and between Fallon Cornerstone One MPD LLC, as “Landlord”, and F & R, as “Tenant”, F & R has a superior right of first offer to lease space on the second (2nd) and third (3rd) floors of the Building, but only upon the expiration or termination of a lease or other occupancy agreement of an occupant of such space; and

(y)

Pursuant to that certain Agreement of Rights to Lease Portions of One Marina Park Drive dated May 5, 2011 between Fallon Cornerstone One MPD LLC and Vertex Pharmaceuticals Incorporated (“Vertex”), Vertex has a superior right of first offer to lease space on the second (2nd) and third (3rd) floors of the Building upon certain fixed lease terms, including without limitation a rental rate substantially higher than Tenant’s base rental rate and a minimum term of ten (10) years, provided, however, that Vertex’s superior rights as to the second (2nd) and third (3rd) floors expire on December 31, 2014.

C. Subject to the foregoing, each time during the Lease Term that Landlord proposes to offer for lease all or any portion of the ROFO Space which will “become available,” Landlord shall furnish to Tenant a written notice (the “First Offer Proposal”) containing the material terms of the proposed lease in respect of the applicable portion or portions of the available ROFO Space (such applicable portion or portions being referred to herein as the “Offered Space”), including (i) a floor plan of the Offered Space, (ii) annual base rent for the Offered Space, (iii) the proposed effective date of the lease for the Offered Space, and (iv) any other material terms which Landlord shall deem appropriate. Tenant shall have the option, exercisable by notice delivered to Landlord within ten (10) days after Tenant’s receipt or refusal of delivery of Landlord’s First Offer Proposal, TIME BEING OF THE ESSENCE, to lease the Offered Space upon such terms and conditions as are contained in the First Offer Proposal. If Tenant timely delivers to Landlord written notice of Tenant’s exercise of the Right of First Offer for the Offered Space, then, within ten (10) business days thereafter, the parties shall enter into an amendment to this Lease incorporating the Offered Space as part of the Premises on the terms and conditions contained in the First Offer Proposal. If Tenant declines or fails to timely exercise its Right of First Offer, Landlord shall thereafter be free, for a period of one hundred eighty (180) days after the expiration of the ten (10)-day exercise period, to lease the Offered Space to a third party tenant without regard to the restrictions contained in this Article 32 and on such terms and conditions as Landlord may decide in its sole discretion, so long as each material term (as hereinafter defined) of such third party lease is no more than eight percent (8%) more favorable to such third party tenant than each corresponding material term set forth in the applicable First Offer Proposal (on a line item basis). The following shall constitute “material terms” under this paragraph: (1) base rent, (2) term (including extension, renewal, expansion and early termination rights), (3) free rent (inside the term), (4) operating expenses, and (5) tenant improvement allowance. If no such third party lease for the Offered Space shall be concluded within said one hundred eighty (180) day period, then the provisions of this paragraph shall again be applicable to the Offered Space.

D. Unless otherwise agreed in writing by Landlord in connection with any such assignment or sublease, the Right of First Offer may only be assigned to a Permitted Transferee, the parties acknowledging and agreeing that no other assignee shall be permitted to exercise the Right of First Offer. In addition, the Right of First Offer shall become null and void upon the subletting by Tenant of (i) any portion of the Premises comprising more than one (1) full floor of the Building or the (ii) the portion of the Premises comprising the fourth (4th) floor of the Building, other than a subletting to a Permitted Transferee.

4. Delivery of Expansion Premises; Tl Allowance. On the Expansion Premises Commencement Date, Landlord shall deliver, and Tenant shall accept, the Expansion Premises in Base Building Condition, as described on Exhibit B-1 to the Lease. Following such delivery, Tenant shall be entitled to construct improvements in and to the Expansion Premises in accordance with the relevant terms and conditions of Article 5 of, and Exhibit B to, the Existing Lease, including, without limitation, the provision permitting Tenant to install a communicating staircase between the Expansion Premises and the Existing Premises (collectively, “Tenant Expansion Premises Work”), except that (i) the amount of the TI Allowance with respect to the Expansion Premises shall be $55.00 per rentable square foot of the Expansion Premises and (ii) any provision of said Article 5 or Exhibit B that, from either the context or plain meaning, as applicable, would only apply to Tenant’s Work in respect of the Existing Premises (i.e., Tenant’s initial build-out of the Existing Premises), shall be deemed not to apply to Tenant’s Expansion Premises Work. Notwithstanding anything contained herein to the contrary, the Landlord representation and warranty set forth in Article 5.A. of the Existing Lease shall apply with respect to the Expansion Premises.

5. Ratification of Lease; Effect of Amendment. The Existing Lease is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with the Existing Lease shall continue in full force and effect. This Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Amendment, the Existing Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant and Landlord acknowledge and agree that the Lease is enforceable against Tenant and Landlord in accordance with its terms. The Existing Lease and this Amendment shall be construed together as a single instrument.

6. Brokerage Commissions. Tenant and Landlord each represent to the other party that, except for CB Richard Ellis — N.E. Partners LP (“CBRE”), which is Landlord’s broker in connection with this Amendment, and T3 Advisors, LLC (“T3”), which is Tenant’s broker in connection with this Amendment, (i) it has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, (ii) no person initiated or participated in the negotiation of this Amendment, and (iii) no person is entitled to any commission in connection herewith. Landlord shall pay CBRE and T3 their respective real estate commissions due in connection herewith pursuant to the terms of a separate brokerage agreement. Landlord and Tenant hereby agree to indemnify, defend and hold each other and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from any claims of any kind which arises out of or is in any way connected with the other’s breach of the foregoing representation.

7. Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

8. Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[No further text on this page. The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

TENANT:

ENERNOC, INC., a Delaware corporation

By:
Name:	Matthew J. Cushing
Title:	General Counsel + VP
Date:	October 2, 2014

LANDLORD:

FALLON CORNERSTONE ONE MPD LLC, a Delaware limited liability company

By:	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, its Member

	By:	CORNERSTONE REAL ESTATE ADVISERS LLC, a Delaware limited liability company, its authorized agent

By:
		Name:	Linda C. Houston
		Title:	Senior Vice President

Amendment Signature Page

Exhibit 1 to Amendment

Space Plan Showing Expansion Premises

Exhibit N to Lease

Exterior Signage Exhibit